Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

Reviva Pharmaceutical Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of securities to be registered	Fee Calculation Rule	Amount registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Fee Rate	Amount of registration fee(2)
Equity	Common stock, $0.0001 par value per share(3)	Rule 457(c) and Rule 457(h)	1,443,329	$3.91995	$5,657,777.52	0.00011020	$623.49
Total Offering Amounts					$5,657,777.52
Total Fee Offsets(4)							—
Net Fee Due							$623.49

(1)

Covers 1,443,329 shares of common stock issuable under the Reviva Pharmaceuticals Holdings, Inc. 2020 Equity Incentive Plan (the “2020 Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of the Registrant’s common stock that become issuable under the 2020 Plan in respect of the securities identified in the above table by reason of any stock split, stock dividend, antidilution provisions, and similar transactions.

(2)	Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price on the NASDAQ Capital Market on March 24, 2023.

(3)

Represents an automatic annual increase on January 1, 2022 to the number of shares of the common stock reserved for issuance under the 2020 Plan, which annual increase is provided for in the 2020 Plan.

(4)	The Registrant does not have any fee offsets.